Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D-1 CONVERTIBLE PREFERRED STOCK

OF

PROVECTUS BIOPHARMACEUTICALS, INC.

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Provectus Biopharmaceuticals, Inc. (the “Company”), a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Company’s Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 17, 2021 and was subsequently amended by that certain Certificate of Amendment, dated March 30, 2022 and that certain Certificate of Amendment, dated June 24, 2024 (as amended, the “Certificate of Designation”).

SECOND: The Board of Directors of the Company, acting by unanimous written consent pursuant to Section 141 of the DGCL, duly adopted resolutions extending the date on which shares of Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Convertible Preferred Stock”) will automatically convert into shares of common stock, par value $0.001 per share, and approving the form of this amendment to the Certificate of Designation set forth below:

RESOLVED, that the Certificate of Designation is hereby amended by deleting Section 8 in its entirety and replacing it with the following:

8. Automatic Conversion. On December 31, 2028, each outstanding share of Series D-1 Convertible Preferred Stock held by stockholders shall automatically convert into ten Conversion Shares without any further action by the relevant holder of such shares or the Corporation. All Conversion Shares issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. As promptly as practicable following December 31, 2028 (but in any event within ten Business Days thereafter), the Corporation shall send each holder of shares of Series D-1 Convertible Preferred Stock written notice of such event. Upon receipt of such notice, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) Business Days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Conversion Shares to which such holder shall be entitled upon conversion of the applicable shares.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 30th day of January, 2026.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines
Chief Financial Officer